December 13, 2022
Shawn D. Flores
615 Pinehaven Dr.
Houston, TX 77024
Dear Shawn:
On behalf of Par Pacific Holdings, Inc. (the “Company”), I am pleased to provide this promotion offer letter as confirmation of the terms of your new assignment with the Company. Other than as provided for below, the terms of your employment remain unchanged.
Position and Organization. Commencing January 01, 2023, you will assume the full-time role of Senior Vice President & Chief Financial Officer reporting directly to William Pate, Chief Executive Officer of Par Pacific Holdings, Inc.
Compensation. With this assignment, your base salary will be increased to $350,000 per year, payable on the Company’s regular payroll date and in accordance with the Company’s standard payroll practice. Beginning with the 2023 plan year, you will continue to be eligible for the Company’s Annual Incentive Program (“AIP”) at your new target of 50%. For the 2022 AIP, any award paid in early 2023 will be based on your 2022 AIP target of 30%.
Annual Long-Term Incentive Plan (“LTIP”). You will also be eligible to participate in equity programs approved by the Compensation Committee. Currently, these programs include annual grants of awards under the Par Pacific Long-Term Incentive Plan (LTIP) in the form of restricted stock and performance units. Your annual LTIP target for all forms of combined equity is valued at 75% of your base salary. Your first eligibility for an annual grant under this new position if any, would be issued to you in the first quarter of 2023.
Congratulations on this your promotion! We look forward to your expanded leadership at Par Pacific.

Sincerely,

PAR PACIFIC HOLDINGS, INC.
By:
    Matthew R. Legg
    Senior Vice President & Chief HR Officer
825 Town and Country Lane, Suite 1500, Houston, TX 77024
Office Phone: (281) 899-4800 Fax (832) 916-3329